Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	January 5, 2022	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611
TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, North Carolina 27609

Re:	First Citizens BancShares, Inc. Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-250131)

Ladies and Gentlemen:

We have acted as counsel to First Citizens BancShares, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Post-Effective Amendment No. 1 on Form S-8 (the “Amendment”) to the Registration Statement on Form S-4 (File No. 333-250131) initially filed by the Company with the Commission on November 16, 2020 (the “Initial Registration Statement”), as amended by Pre-Effective Amendment No. 1 filed by the Company with the Commission on December 21, 2020 (“Amendment No. 1” and, together with the Initial Registration Statement, the “Amended Registration Statement” and, together with the Amendment, the “Registration Statement”), which Amended Registration Statement was declared effective by the Commission at 4:00 p.m. on December 23, 2020. The Amendment relates to 120,363 shares (the “Shares”) of the Company’s Class A common stock, par value $1.00 per share (the “Class A Common Stock”), that were registered on the Amended Registration Statement and that are to be issuable under restricted stock awards and performance stock awards granted under the CIT Group Inc. 2016 Omnibus Incentive Plan (the “Legacy CIT Plan”), as assumed by the Company in connection with the completion of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 15, 2020 (the “Merger Agreement”), by and among the Company, First-Citizens Bank & Trust Company, a North Carolina chartered commercial bank and a direct, wholly-owned subsidiary of the Company, FC Merger Subsidiary IX, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of First-Citizens Bank & Trust Company, and CIT Group Inc., a Delaware corporation.

First Citizens BancShares, Inc.
January 5, 2022

This opinion letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K under the Act.

We have reviewed the Amended Registration Statement, the Amendment, the Merger Agreement, the Legacy CIT Plan, the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, certified copies of resolutions of the Board of Directors of the Company relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares, the filing of the Amended Registration Statement and the Amendment and related matters, the minutes of the Special Meeting of Stockholders of the Company held on February 9, 2021, and such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. We call your attention to the fact that as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations, and qualifications hereinafter expressed, it is our opinion that the Shares have been duly authorized, and when issued and delivered in accordance with the Legacy CIT Plan and the Merger Agreement as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Class A Common Stock, or (b) the book entry of the Shares by the transfer agent for the Class A Common Stock, will be validly issued, fully paid, and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom. The opinion set forth herein is limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the offer or sale of the Shares, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.